Exhibit 99.1
Clearwire Announces New Executive Appointments to Support
4G Deployment Across the United States
Erik Prusch named Chief Financial Officer
Teresa Elder to join as new President of Strategic Partnerships and Wholesale
Kirkland, Wash. – August 31, 2009 – Clearwire Corporation (NASDAQ: CLWR), under its recently named Chief Executive Officer, William T. (Bill) Morrow, today announced the appointment of two new members of the company’s executive team to lead its expansion efforts and execute on Clearwire’s plans to deploy its 4G WiMAX network across the United States.
Joining Clearwire will be Erik Prusch as Chief Financial Officer, and Teresa Elder as President of Strategic Partnerships and Wholesale.
“We are fortunate to have such accomplished executives join our leadership team. Their successful track records at growing businesses by introducing innovative consumer technologies will be an asset to our firm,” said Morrow. “Erik and Teresa each possess an impressive set of proven leadership skills that will enhance our ability to execute on the company’s vision. I am confident that we have assembled a team that will lead the company forward to best serve our customers, partners and shareholders.”
New Clearwire Executives
Erik E. Prusch joins Clearwire today as Chief Financial Officer, responsible for the company’s accounting, finance, tax, reporting and investor relations functions. Throughout his career he has successfully enabled businesses through periods of rapid growth, operational scaling, and expansion financing. Prusch was most recently President and Chief Executive Officer of Borland Software, where he also previously served as Chief Financial Officer, leading the restructuring of the company and returning the business to profitability. Prior to Borland, he was Vice President of Finance in Intuit’s Turbo Tax division. Prior to Intuit, he served as Chief Financial Officer of Identix Incorporated. Before this, Prusch served as Vice President and Chief Financial officer, Finance and Operations at Gateway Computers, Incorporated. He began his career at Touche Ross and PepsiCo. Prusch holds a B.A. from Yale University, and earned an M.B.A. from the Stern School of Business at New York University. Prusch will report to Morrow.
Teresa L. Elder assumes the newly created position of President of Strategic Partnerships and Wholesale where she will oversee Clearwire’s wholesale operations, which includes the services sold by the company’s strategic investors using Clearwire’s 4G WiMAX network. Most recently, Elder was CEO of Vodafone, Ireland – a wholly owned subsidiary of Vodafone Group, PLC. During her time at Vodafone, the Ireland subsidiary was the local market leader with 2.2 million customers, more than $2 billion in revenue, more than 2,000 employees, and had among the highest data usage rates and ARPUs in the world. Before joining Vodafone, Elder served as President, West of AT&T Broadband (now part of Comcast). In this role, she was responsible for seven million customers, more than $4 billion in annual revenues, and led a team of 15,000 employees. Prior to this Elder was Senior Vice President, West at MediaOne Group; and Vice President, Operations – National Markets at MediaOne. Elder holds a B.S. in Business Administration from Creighton University, and a M.S. in Management from Stanford University. She will report to Mike Sievert, Chief Commercial Officer, and serve as a member of Morrow’s executive committee.
In addition to these new executive team members, the company announced that Scott Richardson, who has served as Clearwire’s Chief Strategy Officer, will leave the company, but continue to serve as a strategic advisor. “We are pleased that Scott will continue to offer his 4G WiMAX expertise and guidance in an advisory capacity for the foreseeable future,” said Morrow. Morrow will oversee strategy for the company, and Sievert will oversee product development.
Also, as a part of today’s appointments, the company announced that David Sach, Chief Financial Officer, will leave the company to pursue new opportunities. “We would like to thank David for his contributions to the company, and wish him all the best,” said Morrow.
Other Executive Leadership Team Members
The rest of Clearwire’s senior leadership team remains unchanged and includes the following executives reporting to Morrow: Mike Sievert remains Chief Commercial Officer; John Saw remains Chief Technology Officer; R. Gerard Salemme remains Executive Vice President – Strategy, Policy and External Affairs; Broady R. Hodder remains General Counsel; Kevin T. Hart remains Chief Information Officer; Scott Hopper remains Senior Vice President of Corporate Development; Laurent J. Bentitou remains Chief People Officer; and Barry West remains President, International.
About Clearwire
Clearwire Communications, LLC, an operating subsidiary of Clearwire Corporation (NASDAQ: CLWR), offers a robust suite of advanced high-speed Internet services to consumers and businesses. As part of a multi-year network build-out plan, Clearwire’s 4G service, called CLEAR™, will be available in major metropolitan areas across the U.S., and bring together an unprecedented combination of speed and mobility. Clearwire’s open all-IP network, combined with significant spectrum holdings, provides unmatched network capacity to deliver next generation broadband access. Strategic investors include Intel, Comcast, Sprint, Google, Time Warner Cable, and Bright House Networks. Clearwire currently provides 4G service, utilizing WiMAX technology, in four markets and provides pre-WiMAX communications services in 50 markets across the U.S. and Europe. Headquartered in Kirkland, Wash., additional information about Clearwire is available at www.clearwire.com.

Media/Industry Analyst Contacts:
Clearwire Communications, LLC	JLM Partners for Clearwire
Susan Johnston	Mike DiGioia
425-216-7913	206-381-3600
Susan.johnston@clearwire.com	mike@jlmpartners.com

Investor Relations:
Clearwire Communications, LLC
Mary Ekman,
425-216-7995
Mary.ekman@clearwire.com
Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the securities laws. The words “will,” “would,” “may,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “designed” and similar expressions are intended to identify forward-looking statements. Forward-looking statements may include, without limitation, Clearwire’s expectations regarding: future financial and operating performance and financial condition; network deployment and market launch plans; other plans, objectives and strategies; product development; and industry conditions. Forward-looking statements are projections reflecting management’s judgment and assumptions based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.
Future performance cannot be assured. Actual results may differ materially from those in the forward-looking statements due to a variety of factors, including, but not limited to the risks referenced in the Form 10-Q for the quarter ended June 30, 2009, in Part II, Item 1A, “Risk Factors.”
Clearwire believes the forward-looking statements in this release are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Clearwire is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

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